Exhibit 4.15

LOAN OFFER

File: D158763                                     Company: E021661

UNOFFICIAL TRANSLATION

BY:

INVESTISSEMENT QUÉBEC, a legal person constituted under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1), having its head office at 1195, avenue Lavigerie, Suite 060, Quebec (Quebec) G1V 4N3 and a place of business at 413, St-Jacques street, Suite 500, Montreal (Quebec) H2Y 1N9 (“IQ”).

TO:

BIRKS GROUP Inc., a legal person incorporated under the Canada Business Corporations Act, having its principal place of business at 2020, Robert-Bourassa, Suite 200, Montreal, Quebec H3A 2A5, (the ”Company”).

1.	LOAN

1.1	IQ offers the Company a loan in a maximum amount of ten million dollars ($10,000,000) (the “Loan”), under the terms and conditions set forth herein.

1.2	In order to consider this offer accepted, IQ must have received a copy duly signed by all parties before July 3, 2020.

1.3

Capitalized words and expressions used herein shall have the meanings set out in Schedule “A”, unless another distinctive meaning is specified, either in relation to the context or for the terms of a specific clause.

2.	PROJECT

2.1	The Loan is only available for the working capital improvement project during COVID-19 (the “Project”), which, together with its financing, is as follows:

Project		Financing
Working capital	$10,000,000.00	IQ Term Loan	$10,000,000.00

Total:	$10,000,000.00	Total:	$10,000,000.00

3.	INTEREST RATE

3.1

The Loan will bear interest, as of each disbursement, at a fixed rate of 3.14% per annum (the “Fixed Rate”) calculated monthly, for a term of 48 months, beginning with the first disbursement of the Loan (the “Term”).

3.2

In order to benefit from this fixed rate, this offer must be accepted by all parties and received by IQ before the date indicated in section 1.2 hereof. Otherwise, IQ reserves the right to modify the interest rate.

4.	INTEREST REPAYMENT

4.1

The Company will pay interest calculated at the rate and in the manner provided under the heading “INTEREST RATE” on the last day of each month beginning on the last day of the month in which the first Loan disbursement is made or, as the case may be, on the last day of the following month.

5.	LOAN REPAYMENT

5.1	The Company will benefit from a capital repayment moratorium period on the Loan for a period of 12 months from the first Loan disbursement.

IQ’s initials

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LOAN OFFER

File: D158763                                     Company: E021661

5.2

Upon expiry of the moratorium period provided for in the preceding paragraph, the Company will repay the Loan principal in 36 monthly and consecutive instalments, payable on the last day of each month beginning on the last day of the first month following the end of such moratorium period as follows:

Number of installments	Amount
35	$277,777.78
1	$277,777.70

6.	DISBURSEMENT

6.1	The Loan will be disbursed in a single payment directly into the Company’s account.

7.	UNDERTAKINGS TO BE COMPLIED WITH PRIOR TO DISBURSEMENT OF THE LOAN

7.1	The first disbursement of the Loan shall not take place until IQ has obtained to its satisfaction:

7.1.1	The securities provided for under the heading “SECURITIES”, with confirmation of their publication.

7.1.2

A legal opinion from the Company’s external advisors on the Company’s corporate status and its capacity to borrow, on the validity of the Company’s obligations hereunder, their enforceability and any other matter that IQ may require.

8.	SECURITIES

8.1	In order to secure all of the Company’s present and future obligations to IQ, the following security must be granted:

8.1.1

A principal hypothec in the amount of ten million dollars ($10,000,000) and an additional hypothec of 20% of the amount of the principal hypothec charging the universality of the movable property, present and future, tangible and intangible, of the Company. It is understood that this hypothec will be subject to all hypothecs published as of June 4, 2020 (the “Existing Security”).

8.1.2

An all-risk insurance policy, to the satisfaction of IQ, with a hypothecary clause covering all assets hypothecated in favour of IQ, for the full amount of the Loan and designating IQ as hypothecary creditor.

8.2	The Company undertakes to obtain, at IQ’s request, any assignment of rank from its shareholders or related persons on any hypothecs it may have granted them, as the case may be.

8.3	Provided that the Company is not in default under this offer, IQ acknowledges and agrees that, in addition to the Existing Security:

8.3.1

the Company may dispose of its inventory in the normal course of business and a lender may hold a movable hypothec charging in first priority the universality of the Company’s accounts receivable and inventory as well as their proceeds of insurance as security only for any operating credit.

8.3.2

a lender may hold a movable hypothec charging in first rank any new equipment financed by a specific loan (other than that provided for in the Project, if any) that it has granted to the Company, provided, however, that this hypothec serves only as security for the loan financing the acquisition of such equipment.

IQ’s initials

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LOAN OFFER

File: D158763                                     Company: E021661

8.3.3	a lender may hold a movable hypothec charging in first priority the tax credits financed by a specific loan it has granted to the Company and for which it has obtained a guarantee from IQ.

In all cases, an assignment of rank shall be signed by IQ, to its satisfaction, and published in the Register of Personal Movable Real Rights or any other appropriate register, as the case may be.

9.	SPECIFIC UNDERTAKINGS OF THE COMPANY

9.1	In addition to the general undertakings stipulated herein, the Company undertakes, from the date of acceptance of this offer and until repayment of the Loan in full, to:

9.1.1	Maintain the following ratio calculated on the basis of the annual financial statements:

Ratio	Required ratio	Definition (schedule or specific definition)
Minimum annual working capital	1,01	Means according to the annual financial statements current assets divided by current liabilities, excluding commercial leases (ASC-842) included in liabilities.

9.1.2	Provide the following financial statements:

Entity	Type	Frequency	Deadline (days) (from the end of each fiscal year)
Birks Group Inc.	Audited	Annual	120

9.1.3	Provide written confirmation of the renewal of its line of credit within 45 days of its renewal.

9.2	Notwithstanding the provisions of schedule A:

9.2.1

The Company may pay dividends, purchase or redeem share capital to the extent that it is not then in default towards IQ and its other creditors and that, following such transaction, it does not become so in default;

To the extent that the Company is not then in default towards IQ and its other creditors, in particular with respect to compliance with the required financial ratios and that it does not become in default as a result of such transactions.

10.	OTHER PROVISIONS

10.1	Only the French version of this offer will be considered official and in all cases, it will prevail over any translation that may accompany it.

10.2

The Company acknowledges that the stipulations contained in this offer and its schedules have been freely discussed between it and IQ and that it has received adequate explanations on their nature and scope.

IQ’s initials

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LOAN OFFER

File: D158763                                     Company: E021661

10.3	This offer and its schedules, as the case may be, once signed by the parties, will constitute the loan agreement.

ENTERED INTO BY THE PARTIES IN: MONTREAL

INVESTISSEMENT QUÉBEC

By:	/s/ Patrick Colins	Date :	June 11, 2020
Signature
Patrick Collins
Principal Account Manager, Specialized financing

By:	/s/ Benoit Deshaies	Date :	2020-06-12
Signature
Benoit Deshaies
Manager, Specialized financing and tourism division

IQ’s initials

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LOAN OFFER

File: D158763                                     Company: E021661

ACCEPTANCE BY THE COMPANY

Having read the terms and conditions listed in this offer and its schedules, we accept this loan offer.

In addition, we confirm (i) that we have appointed the external legal counsel whose contact details appear below to take security in connection with this offer and (ii) that all their fees and related expenses are the sole responsibility of the Company.

Contact information for the Company’s external legal counsel:

Name:  Howard Rosenoff

Firm:  Stikeman Elliott

E-mail address:  hrosenoff@stikeman.com

Tel.:  (514) 397-3253

BIRKS GROUP INC.

By:	/s/ Katia Fontana / /s/ Miranda Melfi	Date :	July 2, 2020
Signature

Katia Fontana / Miranda Melfi
Name of authorized signatory

IQ’s initials

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LOAN OFFER

SCHEDULE A

General terms and conditions of the loan

File: D158763                                     Company: E021661

1.	DEFINITIONS

For the purposes of this offer, the following expressions shall have the meaning given to them hereinafter unless the context requires otherwise:

“Adjusted Net Worth” means the sum, according to the Company’s financial statements, of (a) the shareholders’ equity, (b) any debt subordinated to the full payment of other debts, as the case may be (c) loans granted to the Company by related persons or companies which have been extended for the duration of the Loan, (d) grants from the federal, Quebec or municipal governments which are non-refundable and reflected as a liability (e) future tax reflected as a liability and (f) non-redeemable preferred shares reflected as a liability. However, the following are excluded from Adjusted Net Worth: deferred expenses, future tax reflected as an asset, advances made by the Company to persons or companies, whether related or not, to its shareholders, directors and employees as well as redundant or excess assets or those unrelated to operations.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Eligible Expenditures” means the expenditures indicated in the Project.

“Floating Rate” means an annual rate calculated monthly, equal to the Prime Rate plus a mark-up. The mark-up takes into account the risk associated with the financing operation for a given term.

“Long-Term Debt” means the sum of the financial obligations which the Company is not normally required to pay during the current fiscal year and which appear under long-term liabilities on its balance sheet.

“Material Change” means any change or modification, upward or downward, as the case may be, which, in the reasonable opinion of IQ, could adversely and materially affect the carrying out of the Project or a Material Element.

“Material Element” means the legal existence of the Company, its financial situation, its operating results and its ability to carry on business, hold its assets or perform its general obligations or those under any credit or security agreement to which it may be a party.

“Net Sales” means the gross sales less returns, rebates and cash discounts granted by the Company to its customers.

“Prime Rate” means the prime rate used by the majority of six Canadian chartered banks chosen by IQ, expressed on an annual basis. Such rate is revised once a week and may therefore vary weekly.

“SPLTD” means the short-term portion of the Long-term Debt.

2.	INTEREST

2.1.

The Company hereby accepts any variation in the Prime Rate that IQ may determine from time to time and that IQ will take into account in calculating the interest payable on any amount due and payable hereunder.

2.2.

Any statement of account sent to the Company by IQ shall constitute indisputable proof of the accuracy of such calculation, unless the Company notifies IQ of the contrary within 10 days of receipt of any such statement.

2.3.	Any amount not paid when due hereunder shall bear interest from that date at the rate stipulated in this offer, without notice or formal notice.

2.4.	Any interest not paid at maturity will itself bear interest from that date at the rate stipulated in this offer, without notice or formal notice.

3.	ADVANCE REPAYMENT

3.1.	The Company may repay all or part of the Loan early, at any time, without notice and without penalty.

4.	ELECTRONIC TRANSFERS

4.1.

Loan disbursement will be made by IQ directly to the bank account of the company designated on the bank information form. However, IQ reserves the right to disburse the Loan by cheque(s) if it deems this method of disbursement preferable under the circumstances.

4.2.

The company designated in the bank information form hereby authorizes IQ to make by manual or electronic debits from its bank account any payment to be made by the Company to IQ hereunder and any subsequent amendments thereto, as the case may be. To this effect, the Company designated in the bank information form hereby authorizes the bank or financial institution with which it does business to honour the debits made by IQ.

4.3.	IQ shall send the Company an invoice in advance containing all information relating to the payments to be made by the Company.

4.4.

The Company undertakes to renew the above-mentioned authorization if it changes its bank or financial institution before the Loan is fully repaid or for as long as the Company may be indebted to IQ for any payment due hereunder and to inform IQ of such change by submitting a new bank information form duly completed and signed.

IQ’s initials

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LOAN OFFER

SCHEDULE A

General terms and conditions of the loan

File: D158763                                     Company: E021661

4.5.

The Company agrees that the repayment of any amount due under this offer as well as any subsequent amendments thereto, as the case may be, shall be made by cheque if IQ deems this method of payment preferable under the circumstances or shall be deducted from any Loan disbursement.

5.	GENERAL UNDERTAKINGS OF THE COMPANY

As of the date of acceptance of this offer and for the entire term of the Loan, the Company undertakes to respect the following commitments (unless IQ consents to otherwise in advance):

5.1.

To provide, upon request by IQ, its audited financial statements, its semi-annual financial statements, its projected financial statements, the financial statements of its subsidiaries and of any guarantor and, as the case may be, its consolidated financial statements or any other financial statements, audited or not, required by IQ and within the time period prescribed by IQ.

5.2.

Not to amend its articles or its authorized or issued or paid-up share capital, including not to issue new shares of its share capital if it results in an ultimate change of control of the Company, which is currently held by the trust “La fiducie la Grande Rousse”, nor to reduce its paid-up or stated capital, nor to purchase, redeem, convert or exchange any shares of its share capital.

5.3.	Not to continue under a statute other than its constituting act.

5.4.	To deal on a business relationship basis and at arm’s length with any person.

5.5.

Not to grant loans, advances or any other form of financial assistance to its shareholders, directors, officers or affiliated companies, invest in them or grant them security, or carry out transactions other than in the normal course of business.

5.6.	Not to repay any advance extended hereunder other than as specifically provided for, as the case may be.

5.7.	Not to merge.

5.8.	Not to declare or pay dividends.

5.9.	Not to move a substantial part of its activities outside Quebec.

5.10.	To ensure that there is no change in the ultimate control of the Company which is currently held by the trust “La fiducie la Grande Rousse”.

Control is defined as the holding of shares with a sufficient number of voting rights to allow the election of a majority of the Company’s directors. Ultimate control means the holding of the said shares by one or more natural persons giving control of the Company through one or more legal entities that are shareholders of each other or of the Company. In the event of the death of the shareholder who has ultimate control of the Company, the transmission of the shares of the deceased shareholder to their heirs will not be presumed to constitute a change in ultimate control of the Company provided that such control remains in the hands of the legal heirs of the deceased shareholder.

5.11.

To insure and keep insured against all risks its assets, up to their replacement value, or take out and maintain in force any insurance policy of any kind reasonably required by IQ and provide the latter, upon request, with a copy of the insurance policies so taken out and their renewal. Should the Company fail to comply with this agreement, IQ may remedy such failure at the Company’s expense, without prejudice to any other right in its favour.

5.12.	Except as expressly permitted by this offer, not encumber, sell or otherwise dispose of its assets, except in the ordinary course of business.

5.13.	To promptly disclose to IQ any litigation or proceedings over $500,000 before a court of law or a tribunal, commission or government agency to which it is a party.

5.14.

To comply at all times with the laws to which it is subject in Quebec and more specifically, but without limiting the generality of the foregoing, with environmental, labour and human rights standards.

5.15.	To adopt ethical and socially responsible behaviour at all times.

5.16.

To allow IQ, if, in its sole discretion and acting reasonably, the financial situation of the Company deteriorates significantly according to IQ, to (i) appoint one of its representatives as an observer to the board of directors of the Company, or (ii) request that the Company create a management committee.

5.17.	To maintain operations in the normal course of business.

5.18.

To make no significant changes to the Project. If the actual cost of the Project exceeds the forecasted total, the Company shall provide or cause its shareholders to provide the sums necessary to cover any amount exceeding the forecasted total, in a manner satisfactory to IQ, before the balance of the Loan is disbursed. If the expenses actually incurred by the Company with respect to the Project prove to be less than the total expenses anticipated under “PROJECT”, IQ reserves the right to reduce the Loan amount proportionately.

IQ’s initials

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LOAN OFFER

SCHEDULE A

General terms and conditions of the loan

File: D158763                                     Company: E021661

5.19.	To provide IQ, during the term of the Loan, with any document or information that IQ may deem useful or relevant.

5.20.	To provide, at IQ’s request, the certificates or documents required in accordance with the laws of Quebec.

5.21.	Not to assign or transfer its rights under this offer.

5.22.	To pay all costs, fees and expenses relating to the preparation and registration, if any, of the documents necessary to give legal effect to this offer and any amendments thereto.

5.23.

To pay all costs reasonably incurred by IQ in exercising its rights under this offer, including those to obtain performance of all obligations of the Company and the guarantors, if any, to protect, execute or preserve any security granted as security for the Loan or carry out an appraisal of the Company’s assets and the guarantees, as the case may be, at IQ’s request, including, among other things, all court costs and fees, charges or other judicial expenses, extra-judicial costs and fees, as well as agent, trustee or other fees and expenses.

5.24.

To pay all reasonable costs invoiced by an external consultant chosen by IQ to advise it on any matter related to the Loan; in particular, the mandate entrusted to such external consultant may include the preparation of financial and operational diagnoses of the Company and the guarantees, as the case may be, the evaluation of securities and intellectual property related to the Project as well as any other matter concerning the protection of IQ’s rights.

5.25.

To allow any IQ representative, upon prior notice to the Company, to enter the Company’s premises during normal business hours and examine, at IQ’s expense, the books, physical facilities and inventory of the Company and obtain copies of any documents.

5.26.

Not to allow the hypothecs and other securities granted by the Company, or for its benefit, ranking prior to those granted to IQ as security for the Loan, to serve as security for: (i) any new obligation, as well as any new credit and increase in existing credit and, (ii) any new amount advanced following partial or total repayment of the term loans already secured by said hypothecs, if any, unless in all cases the prior written consent of IQ has been obtained.

6.	DEFAULT

Notwithstanding any provision to the contrary contained in this offer and even if the conditions have been met, IQ reserves the right, at its discretion, to terminate the Loan or any undisbursed portion thereof or to defer disbursement thereof and to terminate the capital moratorium, as the case may be, and the Company undertakes to reimburse, upon request, all or part of the amounts disbursed under the Loan, with interest, fees and incidentals, in the following cases:

6.1.	If the Company interrupts or abandons the Project in whole or in part.

6.2.

If the Company or a guarantor assigns its property, is subject to a receiving order under the Bankruptcy and Insolvency Act, makes a proposal to its creditors or commits an act of bankruptcy under the said Act, or if the Company or a guarantor is subject to a liquidation order under the liquidation rules provided for in the Canadian Business Corporations Act or any other Act to the same effect, or if it avails itself of the provisions of the Companies’ Creditors Arrangement Act.

6.3.

If the Company or a guarantor is insolvent or about to become insolvent or if the Company or a guarantor does not maintain its legal existence or if its financial situation or that of a guarantor deteriorates in such a way as to jeopardize its survival.

6.4.

If the Company is in default under the terms of any agreement or deed of guarantee with respect to its loans, including, without limiting the generality of the foregoing, if it is in default under any agreement with IQ, or if the Company is the subject of a demand for repayment of any loan payable on demand.

6.5.	If, in the opinion of IQ and without its consent, a Material Change occurs in the Project or its financing, in the nature of the Company’s operations or, in general, in the level of risk.

6.6.	In the event of an error or omission in a statement, concealment, misrepresentation, fraud or falsification of documents on the part of the Company or a guarantor.

6.7.	If the Company or a guarantor fails to fulfil any of its commitments stipulated in this offer.

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LOAN OFFER

SCHEDULE A

General terms and conditions of the loan

File: D158763                                     Company: E021661

7.	GENERAL PROVISIONS

7.1.

This contract shall be governed by the laws of Quebec and in case of dispute, the courts of Quebec in the judicial district of Montreal shall have exclusive jurisdiction. In addition, this offer is subject to the conditions and terms set out in the Act respecting Investissement Québec.

7.2.	By accepting this offer, the Company declares that all information of a technical nature or of a financial or economic nature that has been provided to IQ on a historical basis is true.

7.3.

For the purposes of this offer, all notices shall be sent in writing, by certified or registered mail or by hand delivery or e-mail. Notices from IQ will be sent to the Company’s head office, to the attention of the authorized representative who will sign acceptance of this offer for and on behalf of the Company. All notices from the Company or its shareholders will be sent to Investissement Québec, at its place of business at 600 de La Gauchetière West, Suite 1500, Montreal, Quebec, H3B 4L8 or to the following e-mail address affairesjuridiques@invest-quebec.com to the attention of its Secretary. All notices shall be deemed to be received on the day of delivery, in the case of hand-to-hand delivery, on the day of transmission if they are sent by e-mail and, if that day is a business day, during normal business hours, or on the following business day, or, if sent by certified or registered mail, on the third business day following the day on which they are mailed by the sender.

7.4.

In the event that the Company is governed by new accounting standards and that such standards have a material effect on any provision of this offer referring to any calculation based on the Company’s financial statements, IQ shall have the right to amend such provision so as to bring it into compliance with the purposes for which it was originally stipulated.

8.	AVAILABILITY

8.1.

IQ may cancel the Loan in whole or in part if the Company does not request the disbursement of any amount of the Loan it is entitled to receive within 2 months following the date of acceptance of this offer.

9.	PUBLIC ANNOUNCEMENT

9.1.

By accepting this offer, the Company agrees that IQ may publicly disclose the main parameters of the financing granted to the Company, including, but not limited to, the name of the Company, its type of operation, its location, the nature and amount of the financing provided for herein and the number of employees working for the Company.

9.2.	If the Company wishes to officially announce the Project or proceed with an official inauguration, it shall give IQ 15 days’ notice so that IQ can participate.

9.3.	IQ consents to the filing of this agreement with the securities authorities in accordance with the laws and regulations applicable to the Company.

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